Exhibit 4.1

Execution Version

AERCAP IRELAND CAPITAL LIMITED

as Irish Issuer,

AERCAP GLOBAL AVIATION TRUST

as U.S. Issuer,

and

AERCAP HOLDINGS N.V.

as Holdings

NINTH SUPPLEMENTAL INDENTURE

Dated as of May 23, 2016

to

INDENTURE

Dated as of May 14, 2014

THE GUARANTORS PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

i

SECTION 4.01.	Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge	12

ARTICLE V	COVENANTS	12

SECTION 5.01.	Repurchase upon a Change of Control Triggering Event	12

ARTICLE VII	MISCELLANEOUS	15

SECTION 7.01.	Ratification of Original Indenture; Supplemental Indenture Part of Original Indenture	15
SECTION 7.02.	Concerning the Trustee	15
SECTION 7.03.	Multiple Originals; Electronic Signatures	15
SECTION 7.04.	GOVERNING LAW	15

Exhibit A	Form of 3.950% Senior Note Due 2022

ii

NINTH SUPPLEMENTAL INDENTURE, dated as of May 23, 2016 (this “Ninth Supplemental Indenture”), to the Indenture, dated as of May 14, 2014 (the “Original Indenture”), among AERCAP IRELAND CAPITAL LIMITED, a private limited company incorporated under the laws of Ireland (the “Irish Issuer”), AERCAP GLOBAL AVIATION TRUST, a statutory trust organized under the law of Delaware (the “U.S. Issuer” and, together with the Irish Issuer, the “Issuers,” and each, an “Issuer”), AERCAP HOLDINGS N.V., a public limited liability company organized under the laws of the Netherlands (“Holdings”), each of the subsidiary guarantors party hereto or that becomes a guarantor pursuant to the terms of the Original Indenture (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, the Issuers, the Guarantors and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of Notes (as defined in the Original Indenture) of the Issuers, to be issued in one or more Series;

WHEREAS, the Original Indenture provides, among other things, that the Issuers and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the form and terms of Notes (as defined in the Original Indenture) of any Series pursuant to the Original Indenture;

WHEREAS, the Issuers (i) desire the issuance of a Series of Notes (as defined in the Original Indenture) to be designated as hereinafter provided and (ii) have requested the Trustee to enter into this Ninth Supplemental Indenture for the purpose of establishing the form and terms of the Notes (as defined in the Original Indenture) of such Series;

WHEREAS, the Issuers have duly authorized the creation of an issue of their 3.950% Senior Notes Due 2022 (the “Notes”), which expression includes any further such Notes issued pursuant to Section 2.04 hereof; and

WHEREAS, all action on the part of the Issuers necessary to authorize the issuance of the Notes under the Original Indenture and this Ninth Supplemental Indenture (the Original Indenture, as supplemented by this Ninth Supplemental Indenture, being hereinafter called the “Indenture”) has been duly taken;

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That, in order to establish the form and terms of the Notes and in consideration of the acceptance of the Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                                   Definitions.

(a)                                 Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture.

(b)                                 The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

(c)                                  For all purposes of this Ninth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC that apply to such transfer or exchange.

“Change of Control” means:

(1)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the voting power of Holdings’ Voting Stock;

(2)                                 Holdings ceases to own, directly or indirectly, 100% of the issued and outstanding Voting Stock of either Issuer, other than director’s qualifying shares and other shares required to be issued by law;

(3)                                 during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election by the shareholders of Holdings was approved by a vote of the majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (who cannot include persons not elected by or recommended for election by the then-incumbent Board of Directors unless such Board of Directors of Holdings determines reasonably and in good faith that failure to approve any such persons as members of the Board of Directors of Holdings could reasonably be expected to violate a fiduciary duty under applicable law)), cease for any reason to constitute a majority of the Board of Directors of Holdings;

(4)                                 (a) all or substantially all of the assets of Holdings and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) Holdings consolidates, amalgamates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into Holdings, in either case (a) or (b) in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of Holdings immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of Holdings or the applicable surviving or transferee Person (or applicable parent thereof); provided that this clause (4) shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of Holdings or the applicable surviving or transferee Person (or applicable parent thereof) or (ii) to a consolidation, amalgamation or merger of Holdings with or into a (x) Person or (y) Wholly-Owned Subsidiary of a Person that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders) that beneficially owns Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such Person and, in the case of clause (y), the parent of such Wholly-Owned Subsidiary guarantees Holdings’ obligations under the Notes and this Indenture; or

(5)                                 Holdings shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of Holdings.

“Change of Control Triggering Event” means the occurrence of both a (1) Change of Control and (2) a Rating Decline.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Article III hereof substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Global Note Legend” means the legend set forth in Section 3.07, which is required to be placed on all Global Notes issued hereunder.

“Global Notes” means, individually and collectively, Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.14 of the Original Indenture and Section 2.07 hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Management Group” means at any time, the Chairman of the board of directors, the Chief Executive Officer, the President, any Managing Director, Executive Vice President, Senior Vice President or Vice President, any Treasurer and any Secretary of Holdings or other executive officer of Holdings or any Subsidiary of Holdings at such time.

“Par Call Date” means January 1, 2022.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Holders” means Waha Capital and its Affiliates and the Management Group.  Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Rating Date” means the date that is the day prior to the initial public announcement by Holdings or the proposed acquirer that (i) the proposed acquirer has entered into one or more binding agreements with Holdings or shareholders of Holdings that would give rise to a Change of Control or (ii) the proposed acquirer has commenced an offer to acquire outstanding Voting Stock of Holdings.

“Rating Decline” shall be deemed to occur if on the 60th day following the occurrence of a Change of Control the rating of the Notes by two Rating Organizations, if the Notes are rated by all three Rating Organizations, or either Rating Organization, if the Notes are only rated by two Rating Organizations, shall have been (i) withdrawn or (ii) downgraded, by one or more degradations, from the ratings in effect on the Rating Date.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02.                                   Other Definitions.

Term	Defined in Section

“Change of Control Offer”	5.01(a)
“Change of Control Payment”	5.01(a)
“Change of Control Payment Date”	5.01(b)(ii)
“Interest Payment Date”	2.05
“Record Date”	2.05

ARTICLE II

DESIGNATION AND TERMS OF THE NOTES

SECTION 2.01.                                   Title and Aggregate Principal Amount.  There is hereby created one Series of Notes designated: 3.950% Senior Notes Due 2022 in an initial aggregate principal amount of $1,000,000,000.

SECTION 2.02.                                   Execution.  The Notes may forthwith be executed by the Issuers and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.04 of the Original Indenture.

SECTION 2.03.                                   Other Terms and Form of the Notes.  The Notes shall have and be subject to such other terms as provided in the Original Indenture and this Ninth Supplemental Indenture and shall be evidenced by one or more Global Notes in the form of Exhibit A hereof and as set forth in Section 2.07 hereof; provided, notwithstanding anything in the Original Indenture to the contrary, for purposes of this Ninth Supplemental Indenture and this series of 3.950% Senior Notes Due 2022, clause (g) of the definition of Permitted Liens shall be modified and replaced in its entirety as set forth below:

“any replacement or successive replacement in whole or in part of any Liens referred to in the foregoing clauses (a) to (f), inclusive; provided, however, that the principal amount of the indebtedness for borrowed money secured by the Liens shall not be increased and the stated maturity of such indebtedness shall remain the same or be extended and (A) such replacement shall be limited to all or part of the property that secured the indebtedness for borrowed money so replaced (plus improvements and construction on such property), or (B) if the property that secured the indebtedness for borrowed money so replaced has been destroyed, condemned or damaged and pursuant to the terms of such indebtedness other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;”.

SECTION 2.04.                                   Further Issues.  The Issuers may from time to time, without the consent of the Holders of the Notes and in accordance with the Original Indenture and this Ninth Supplemental Indenture, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest) so as to form a single Series with the Notes.  The Notes and any such further notes shall be treated as a single class for all purposes under this Indenture; provided that if any such further notes are not fungible with the Notes for U.S. Federal income tax purposes, such further notes will have a separate CUSIP number, if applicable.  Unless the context otherwise requires, all references to the Notes shall include any such further notes.

SECTION 2.05.                                   Interest and Principal.  The Notes will mature on February 1, 2022 and will bear interest at the rate of 3.950% per annum.  The Issuers will pay interest on the Notes on each February 1 and August 1 (each an “Interest Payment Date”), beginning on August 1, 2016, to the Holders of record on the immediately preceding January 15 or July 15 (each a “Record Date”), respectively.  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.  Payments of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.

SECTION 2.06.                                   Place of Payment.  The place of payment where the Notes issued in the form of Definitive Notes may be presented or surrendered for payment, where the principal of and interest and any other payments due on the Notes issued in the form of Definitive Notes are payable and where the Notes may be surrendered for registration of transfer or exchange shall be the office or agency of the Issuers maintained for that purpose pursuant to Section 2.05 of the Original Indenture, and the office or agency maintained by the Issuers for such purpose shall initially be the Corporate Trust Office of the Trustee.

All payments on Notes issued in the form of Global Notes shall be made by wire transfer of immediately available funds to the Depositary and, at the option of the Issuers, payment of interest on the Notes issued in the form of Definitive Notes may be made by check mailed to registered Holders.

SECTION 2.07.                                   Form and Dating.

(a)                                 General.  The Notes will be substantially in the form of Exhibit A hereto.  The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Ninth Supplemental Indenture and the Issuers and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                                 Global Notes.  Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note will represent such of the outstanding principal amount of the Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Article III hereof.

SECTION 2.08.                                   [Reserved].

SECTION 2.09.                                   Depositary; Registrar.  The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes.  The Issuers initially appoint the Trustee to act as the Registrar and the Paying Agent with respect to the Notes.

SECTION 2.10.                                   Optional Redemption.

(a)                                 Prior to the Par Call Date, the Issuers may redeem all or part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address, or delivered electronically if held by DTC, at a redemption price equal to the greater of (i) 100% of the principal amount of Notes and (ii) the sum of the present value at such redemption date of all remaining scheduled payments of principal and interest on such Note through the Par Call Date (excluding accrued but unpaid interest to the redemption date)), discounted to the date of redemption using a discount rate equal to the Treasury Rate plus 45 basis points, plus, in each case, accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)                                 On or after the Par Call Date, the Notes may be redeemed at the Issuers’ option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

SECTION 2.11.                                   Redemption for Changes in Withholding Taxes.

(a)                                 The Issuers are entitled to redeem the Notes, at the option of the Issuers, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable) to the Holders mailed by first-class mail to each Holder’s registered address (or delivered electronically if held by DTC), at 100% of the principal amount thereof, plus accrued and unpaid interest, to the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in the event the Issuers have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of:

(i)                                     a change in or an amendment to the laws (including any regulations, protocols or rulings promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or

(ii)                                  any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, treaties or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of this Ninth Supplemental Indenture and where the Issuers cannot avoid such obligation by taking reasonable measures available to the Issuers.  Notwithstanding the foregoing, no such notice of redemption will be given (x) earlier than 90 days prior to the earliest date on which the Issuers would be obliged to make such payment of Additional Amounts and (y) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

(b)                                 Before the Issuers publish or mail or deliver notice of redemption of the Notes as described above, the Issuers will deliver to the Trustee an Officers’ Certificate stating that the Issuers cannot avoid their obligation to pay Additional Amounts by taking reasonable measures available to them and that all conditions precedent to the redemption have been complied with.  The Issuers will also deliver an Opinion of Counsel from outside counsel stating that the Issuers would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or a new application or interpretation of such laws or regulations and that all conditions precedent to the redemption have been complied with.

(c)                                  This Section will apply mutatis mutandis to any jurisdiction in which any successor Person to an Issuer or a Guarantor is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

ARTICLE III

TRANSFER AND EXCHANGE

SECTION 3.01.                                   Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes shall be exchangeable pursuant to Section 2.08 of the Original Indenture for Definitive Notes if:

(a)                                 the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 90 days after the date of such notice from the Depositary;

(b)                                 the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(c)                                  an Event of Default with respect to the Notes represented by such Global Note shall have occurred and be continuing and the Holders of a majority in principal amount of the Notes have requested the Issuers to issue Definitive Notes.

Upon the occurrence of any of the preceding events in (a), (b) or (c) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Issuers and the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.09 and 2.11 of the Original Indenture.  A Global Note may not be exchanged for a Definitive Note other than as provided in this Section 3.01; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.02 or 3.03 hereof.

SECTION 3.02.                                   Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Ninth Supplemental Indenture and the Applicable Procedures.  The transferor of such beneficial interest must deliver to the Registrar either:

(a)                                 both:

(A)                               a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)                               instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(b)                                 both:

(A)                               a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)                               instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (A) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.08 hereof.

SECTION 3.03.                                   Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.  Subject to the terms hereof, including Section 3.01 hereof, if any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.02 hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.08 hereof, and the Issuers will execute and the Trustee, upon receipt of a Company Order in accordance with Section 2.04 of the Original Indenture, will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.03 will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.  The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

SECTION 3.04.                                   Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected at a time when a Global Note has not yet been issued, the Issuers will issue and, upon receipt of a Company Order in accordance with Section 2.04 of the Original Indenture, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

SECTION 3.05.                                   Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.05, the Registrar will register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

SECTION 3.06.                                   [Reserved].

SECTION 3.07.                                   Legend.  The following legend will appear on the face of all Global Notes issued under this Ninth Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Ninth Supplemental Indenture:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO ARTICLE III OF THE NINTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

SECTION 3.08.                                   Cancellation and/or Adjustment of Global Notes.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Original Indenture.

At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

SECTION 3.09.                                   General Provisions Relating to Transfers and Exchanges.

(a)                                 To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 2.04 of the Original Indenture.

(b)                                 No service charge will be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06 and 9.04 of the Original Indenture and Section 5.01 of this Ninth Supplemental Indenture).

(c)                                  The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d)                                 All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)                                  The Issuers will not be required:

(A)                               to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Original Indenture and ending at the close of business on the day of selection;

(B)                               to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)                               to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(f)                                   Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(g)                                  The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.04 of the Original Indenture.

(h)                                 All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to Article III to effect a registration of transfer or exchange may be submitted by facsimile.

(i)                                     Each Holder agrees to indemnify the Issuers, the Registrar and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.  Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE IV

LEGAL DEFEASANCE, COVENANT DEFEASANCE
 AND SATISFACTION AND DISCHARGE

SECTION 4.01.                                   Legal Defeasance, Covenant Defeasance and Satisfaction and Discharge.  Article VIII of the Original Indenture shall be applicable to the Notes.  The Issuers may defease the covenant contained in Section 5.01 of this Ninth Supplemental Indenture under the provisions of Section 8.03 of the Original Indenture.

ARTICLE V

COVENANTS

SECTION 5.01.                                   Repurchase upon a Change of Control Triggering Event.

(a)                                 Upon the occurrence of a Change of Control Triggering Event after the date of this Ninth Supplemental Indenture, unless the Issuers have previously or concurrently sent a redemption notice with respect to all the Outstanding Notes as described in Section 3.03 of the Original Indenture, the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)                                 Within 30 days following any Change of Control Triggering Event, the Issuers will send notice of such Change of Control Offer by first-class mail, or delivered electronically if held by DTC, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the register or otherwise in accordance with the procedures of DTC, with the following information:

(i)                                     a Change of Control Offer is being made pursuant to this Section 5.01 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(ii)                                  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered (the “Change of Control Payment Date”);

(iii)                               any Note not properly tendered will remain Outstanding and continue to accrue interest;

(iv)                              unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

(v)                                 the instructions determined by the Issuers consistent with this covenant that a Holder must follow in order to have its Notes purchased or to cancel a previous order of purchase; and

(vi)                              if such notice is mailed or delivered prior to the occurrence of a Change of Control Triggering Event, stating the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event.

(c)                                  While the Notes are in global form, when the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to DTC’s rules and regulations.

(d)                                 If Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any other Person making a Change of Control Offer in lieu of the Issuers as described below, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain Outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(e)                                  The Issuers will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn pursuant to such Change of Control Offer or (2) notice of redemption has been given pursuant to this Indenture as described in Section 3.03 of the Original Indenture, unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event.

(f)                                   Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not Outstanding or will be retired and canceled at the option of the Issuers.  Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and Outstanding.

(g)                                  The Issuers will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

(h)                                 On the Change of Control Payment Date, the Issuers (or any Person making a Change of Control Offer in lieu of the Issuers) will, to the extent permitted by law,

(i)                                     accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)                                  deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered;

(iii)                               at the option of the Issuers, unless a Person is making a Change of Control Offer in lieu of the Issuers, deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Issuers; and

(iv)                              the Paying Agent will promptly mail or otherwise deliver to each Holder of the Notes the Change of Control Payment for such Notes, and the Issuers shall execute and the Trustee, upon a Company Order, will promptly authenticate and mail, or will cause to be delivered electronically if held by DTC, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum denomination of $150,000 and an integral multiple of $1,000 above that amount.  The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(i)                                     Other than as specifically provided in this Section, any purchase pursuant to this Section shall be made pursuant to the provisions of Article III of the Original Indenture.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01.                                   Ratification of Original Indenture; Supplemental Indenture Part of Original Indenture.  Except as expressly amended hereby, the Original Indenture, including Section 11.18 thereof regarding submission to jurisdiction, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Ninth Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 6.02.                                   Concerning the Trustee.  The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representations as to the validity or sufficiency of this Ninth Supplemental Indenture or of the Notes.

SECTION 6.03.                                   Multiple Originals; Electronic Signatures.  This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  The exchange of copies of this Ninth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Ninth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Ninth Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 6.04.                                   GOVERNING LAW.  THIS NINTH SUPPLEMENTAL INDENTURE AND EACH NOTE OF THE SERIES CREATED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Ninth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

SIGNED AND DELIVERED AS A DEED by

/s/ Thomas Kelly

As Attorney of AERCAP IRELAND CAPITAL LIMITED in the presence of:

Name:	Amy Smyth

Title:	Senior Manager

SIGNED AND DELIVERED AS A DEED for and on behalf of AERCAP GLOBAL AVIATION TRUST, a Delaware statutory trust by AerCap Ireland Capital Limited, its Regular Trustee

Name:	/s/ Thomas Kelly

Title:	Chief Executive Officer

in the presence of:

Signature:	/s/ Amy Smyth
Name:	Amy Smyth
Address:	4450 Atlantic Avenue
Westpark
Shannon
Co. Clare
Ireland

[Signature Page to Ninth Supplemental Indenture]

AERCAP HOLDINGS N.V.

By:	/s/ Aengus Kelly
Name: Aengus Kelly
Title: CEO

AERCAP AVIATION SOLUTIONS B.V.

represented by its sole Managing Director, AERCAP GROUP SERVICES B.V.

By:	/s/ Richard Maasland
Name: Richard Maasland
Title: Director

By:	/s/ Johan-Willem Dekkers
Name: Johan-Willem Dekkers
Title: Authorized Signatory

SIGNED AND DELIVERED AS A DEED by

/s/ Thomas Kelly

As Attorney of AERCAP IRELAND LIMITED in the presence of:

Name:	Amy Smyth

Title:	Senior Manager

AERCAP U.S. GLOBAL AVIATION LLC

By:	/s/ Thomas Kelly
Name: Thomas Kelly
Title: Director

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Sean Sullivan
Name: Sean Sullivan
Title: Chief Executive Officer

[Signature Page to Ninth Supplemental Indenture]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page to Ninth Supplemental Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/ISIN 00772B AR2/US00772BAR24

3.950% Senior Notes Due 2022

No. [ ]	$[ ]

AERCAP IRELAND CAPITAL LIMITED and AERCAP GLOBAL AVIATION TRUST promise, jointly and severally, to pay to [            ] or registered assigns, the principal sum of [           ] Dollars on February 1, 2022 or such greater or lesser amount as may be indicated in Schedule A hereto.

Interest Payment Dates:  February 1 and August 1

Record Dates:  January 15 and July 15

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

AERCAP IRELAND CAPITAL LIMITED

By:
Name:
Title:

AERCAP GLOBAL AVIATION TRUST

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one of the 3.950% Senior Notes Due 2022 referred to in the within-mentioned Indenture.

Dated:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

by
Authorized Signatory

[Reverse of Note]

3.950% Senior Notes Due 2022

1.                                      Indenture

This Note is one of a duly authorized issue of Notes of the Issuers, designated as their 3.950% Senior Notes Due 2022 (herein called the “Notes,” which expression includes any further notes issued pursuant to Section 2.04 of the Ninth Supplemental Indenture (as hereinafter defined) and forming a single Series therewith), issued and to be issued under an indenture, dated as of May 14, 2014 (herein called the “Original Indenture”), as supplemented by an ninth supplemental indenture, dated as of May 23, 2016 (the “Ninth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), among AERCAP IRELAND CAPITAL LIMITED, a private limited company incorporated under the laws of Ireland (the “Irish Issuer”), AERCAP GLOBAL AVIATION TRUST, a statutory trust organized under the law of Delaware (the “U.S. Issuer” and, together with the Irish Issuer, the “Issuers,” and each, an “Issuer”), AERCAP HOLDINGS N.V., a public limited liability company organized under the laws of the Netherlands (“Holdings”), each of Holdings’ subsidiaries signatory thereto or that becomes a Guarantor pursuant to the terms of the Indenture (the “Subsidiary Guarantors”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).  Reference is hereby made to the Indenture and all indentures supplemental thereto relevant to the Notes for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuers and the Holders of the Notes.  Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Indenture.

The Indenture imposes certain limitations on the ability of Holdings and its Restricted Subsidiaries to create or incur Liens.  The Indenture also imposes certain limitations on the ability of the Holdings and its Restricted Subsidiaries to merge, consolidate or amalgamate with or into any other person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of Holdings and its Restricted Subsidiaries in any one transaction or series of related transactions.

Each Note is subject to, and qualified by, all such terms as set forth in the Indenture certain of which are summarized herein and each Holder of a Note is referred to the corresponding provisions of the Indenture for a complete statement of such terms.  To the extent that there is any inconsistency between the summary provisions set forth in the Notes and the Indenture, the provisions of the Indenture shall govern.

2.                                      Interest

The Issuers promise to pay interest on the principal amount of this Note at the rate per annum shown above.  The Issuers will pay interest semiannually on February 1 and August 1 of each year, commencing on August 1, 2016.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 23, 2016.  Interest shall be computed on the basis of a 360-day year of twelve 30 day months.

3.                                      Paying Agent, Registrar and Service Agent

Initially the Trustee will act as paying agent and registrar.  Initially, CT Corporation System will act as service agent.  The Issuers may appoint and change any paying agent, registrar or service agent without notice.  Holdings or any of its Subsidiaries may act as paying agent, registrar or service agent.

4.                                      Defaults and Remedies; Waiver

Article VI of the Original Indenture sets forth the Events of Default and related remedies applicable to the Notes.

5.                                      Amendment

Article IX of the Original Indenture sets forth the terms by which the Notes and the Indenture may be amended.

6.                                      Change of Control

Upon the occurrence of a Change of Control Triggering Event, unless the Issuers have previously or concurrently sent a redemption notice with respect to all the Outstanding Notes as described in Section 3.03 of the Original Indenture, the Issuers will make an offer to purchase all of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

7.                                      Obligations Absolute

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Issuers, which are absolute and unconditional, to pay the principal of and any premium and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

8.                                      Sinking Fund

The Notes will not have the benefit of any sinking fund.

9.                                      Denominations; Transfer; Exchange

The Notes are issuable in registered form without coupons in minimum denominations of $150,000 principal amount and any integral multiple of $1,000 in excess thereof.  When Notes are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 9.04 of the Original Indenture and Section 5.01 of the Ninth Supplemental Indenture).

The Issuers and the Registrar shall not be required (a) to issue, register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Original Indenture and ending at the close of business on the day of selection; (b) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (c) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

10.                               Further Issues

The Issuers may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest) so as to form a single Series with the Notes.

11.                               Optional Redemption

(a)                                 Prior to the Par Call Date, the Issuers may redeem all or part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address, or delivered electronically if held by DTC, at a redemption price equal to the greater of (i) 100% of the principal amount of Notes or (ii) the sum of the present value at such redemption date of all remaining scheduled payments of principal and interest on such Note through the Par Call Date (excluding accrued but unpaid interest to the redemption date)), discounted to the date of redemption using a discount rate equal to the Treasury Rate plus 45 basis points, plus, in each case, accrued and unpaid interest, if any, to but not including, the redemption date, subject to the rights of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)                                 On or after the Par Call Date, the Notes may be redeemed at the Issuers’ option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

12.                               Persons Deemed Owners

The ownership of Notes shall be proved by the register maintained by the Registrar.

13.                               No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Issuers, as such, will have any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

14.                               Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

15.                               Unclaimed Money

Any money deposited with the Trustee or any Paying Agent, or then held by an Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or, if then held by an Issuer, shall be discharged from such trust.  Thereafter the Holder of such Note shall look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

16.                               Trustee Dealings with the Issuers

Subject to certain limitations imposed by the TIA, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar or co paying agent may do the same with like rights.

17.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.                               CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and have directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.                               Governing Law

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuers will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him or her.

Date:

Your Signature:
(Sign exactly as your name
appears on the face of this
Note)

Signature Guarantee*:

*                 Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 5.01 of the Ninth Supplemental Indenture, check the box: ☐

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 5.01 of the Ninth Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*                 Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*                 This schedule should be included only if the Note is issued in Global Form